Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

April 29, 2019

Phunware, Inc.

7800 Shoal Creek Blvd, Suite 230-S

Austin, TX 78757

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Phunware, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,375,251 shares of Common Stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 2,729,416 shares of Common Stock under the 2018 Equity Incentive Plan, (ii) 272,942 shares of Common Stock under the 2018 Employee Stock Purchase Plan and (iii) 2,372,893 shares of Common Stock under the 2009 Equity Incentive Plan (which plans are referred to herein as the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.